Exhibit 99.2
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
BASIS OF PRESENTATION
     On February 19, 2010, the Company acquired Diagnostic Hybrids, Inc. (“DHI”) a privately-held, in vitro diagnostics (“IVD”) company, based in Athens, Ohio, that is a market leader in the manufacturing and commercialization of FDA-cleared direct fluorescent IVD assays used in hospital and reference laboratories for a variety of diseases, including viral respiratory infections, herpes, Chlamydia and other viral infections, and thyroid diseases. DHI’s direct sales force serves over 700 North American customers, and its products are sold via distributors outside the United States. Their products are offered under various brand names including, ELVIS®, R-Mix™, Mixed Fresh Cells™, FreshCells™, ReadyCells™ and Thyretain™. The Company paid approximately $131.1 million in cash to acquire DHI. The Company paid for the acquisition of DHI using cash and cash equivalents on hand and borrowing $75.0 million on its line of credit.
     The following Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Condensed Statement of Income are based on the historical financial statements of Quidel and DHI after giving effect to the purchase of DHI by Quidel based on the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information.
     The Unaudited Pro Forma Combined Condensed Financial Information have been prepared using the acquisition method of accounting as if the transaction had been completed as of January 1, 2009 for purposes of the Unaudited Pro Forma Combined Condensed Statement of Income and on December 31, 2009 for purposes of the Unaudited Pro Forma Combined Condensed Balance Sheet. Quidel’s fiscal year ends on the Sunday closest to the end of the fiscal year. In the case of fiscal year 2009, Quidel’s year end was January 3, 2010. DHI’s fiscal year ends on December 31.
     As required by ASC Topic 805, Business Combinations, the purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of DHI based upon management’s estimates as more fully described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information. The Company has not yet finalized the allocation of the purchase price of the acquisition. Accordingly, further changes to the fair values of the assets acquired and liabilities assumed will be recorded as the valuation and purchase price allocations for the acquisition are finalized during fiscal year 2010.
     The Unaudited Pro Forma Combined Condensed Statement of Income does not include the impacts of any revenue, cost or other operating expense synergies expected to result from the acquisition.
     The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the separate historical Consolidated Financial Statements and accompanying notes included in Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and DHI’s Financial Statements and accompanying notes for its fiscal year ended December 31, 2009 included as Exhibit 99.1 in this Current Report on Form 8-K/A. The Unaudited Pro Forma Combined Condensed Financial Information is not intended to be indicative of the consolidated results of operations or the financial condition of Quidel that would have been reported had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of Quidel. The accompanying Unaudited Pro Forma Combined Condensed Financial Information is presented in accordance with Article 11 of Regulation S-X.
     Certain reclassifications have been made to conform DHI’s historical amounts to Quidel’s presentation.

QUIDEL CORPORATION AND DIAGNOSTIC HYBRIDS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
DECEMBER 31, 2009

	Quidel	Diagnostic	Pro Forma		Pro Forma
(in thousands)	Corporation	Hybrids, Inc.	Adjustments	Note 2	Combined

ASSETS
Current assets:
Cash and cash equivalents	$89,003	$12,604	$(64,042)	a.	$35,918
			(1,647)	g.
Marketable securities	3,999	—	—		3,999
Accounts receivable, net	9,717	7,206	—		16,923
Inventories	15,038	3,892	1,197	f.	20,127
Deferred tax asset—current	6,018	622	6,743	i.	13,383
Prepaid expenses and other current assets	2,448	2,102	3,353	i.	3,722
			(4,181)	j.

Total current assets	126,223	26,426	(58,577)		94,072
Property, plant and equipment, net	21,251	7,964	(211)	h.	29,004
Goodwill	6,470	—	64,352	c.	70,822
Intangible assets, net	1,943	3,709	51,811	b.	57,463
Deferred tax asset—non-current	9,065	561	(561)	i.	9,065
Other non-current assets	1,393	155	—		1,548

Total assets	$166,345	$38,815	$56,814		$261,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,212	$1,514	$—		$6,726
Accrued payroll and related expenses	5,187	1,736	—		6,923
Accrued royalties	5,513	471	—		5,984
Current portion of lease obligation	234	—	—		234
Current portion of debt	—	463	(256)	g.	207
Income taxes payable	6,151	65	(4,181)	j.	2,035
Other current liabilities	7,227	1,695	—		8,922

Total current liabilities	29,524	5,944	(4,437)		31,031
Lease obligation, net of current portion	6,527	—	—		6,527
Long term debt obligations	—	3,099	(1,391)	g.	76,708
			75,000	a.
Deferred rent	788	—	—		788
Income taxes payable	2,360	—	—		2,360
Deferred tax liability—non-current	—	—	16,784	e.	16,784
Other non-current liabilities	696	630	—		1,326
Redeemable preferred shares	—	28,419	(28,419)	d.	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	29	18	(18)	d.	29
Additional paid-in capital	112,426	705	(705)	d.	112,426
Accumulated other comprehensive income	34	—	—		34
Retained earnings	13,961	—	—		13,961

Total stockholders’ equity	126,450	723	(723)		126,450

Total liabilities and stockholders’ equity	$166,345	$38,815	$56,814		$261,974

See accompanying notes to unaudited pro forma combined condensed financial information.

QUIDEL CORPORATION AND DIAGNOSTIC HYBRIDS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2009

	Quidel	Diagnostic	Pro Forma		Pro Forma
(in thousands, except per share data)	Corporation	Hybrids, Inc.	Adjustments	Note 3	Combined

Total revenues	$164,282	$49,054	$—		$213,336
Costs and expenses
Cost of sales (excludes amortization of intangible assets)	55,218	18,938	—		74,156
Research and development	12,526	9,476	—		22,002
Sales and marketing	23,347	6,008	—		29,355
General and administrative	16,783	4,445	—		21,228
Amortization of intangible assets	1,364	1,013	(1,013)	a.	7,232
			5,868	a.
Restructuring charges	2,038	—	—		2,038
Business acquisition costs	457	190	—		647

Total costs and expenses	111,733	40,070	4,855		156,658

Operating income	52,549	8,984	(4,855)		56,678
Other income (expense)
Interest income	372	24	(281)	b.	115
Interest expense	(767)	(187)	(1,380)	c.	(2,215)
			119	d.
Other income (expense)	(5)	—	—		(5)

Total other income (expense)	(400)	(163)	(1,542)		(2,105)

Income before provision for income taxes	52,149	8,821	(6,397)		54,573
Provision for income taxes	19,266	2,548	(2,559)	e.	19,255

Net income	$32,883	$6,273	$(3,838)		$35,318

Basic earnings per share	$1.10				$1.18
Diluted earnings per share	$1.08				$1.16
Shares used in basic per share calculations	29,964				29,964
Shares used in diluted per share calculations	30,418				30,418
See accompanying notes to unaudited pro forma combined condensed financial information.

QUIDEL CORPORATION AND DIAGNOSTIC HYBRIDS, INC.
NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(UNAUDITED)
NOTE 1. DESCRIPTION OF TRANSACTION
     On February 19, 2010, the Company acquired Diagnostic Hybrids, Inc. (“DHI”) a privately-held, in vitro diagnostics (“IVD”) company, based in Athens, Ohio, that is a market leader in the manufacturing and commercialization of FDA-cleared direct fluorescent IVD assays used in hospital and reference laboratories for a variety of diseases, including viral respiratory infections, herpes, Chlamydia and other viral infections, and thyroid diseases. DHI’s direct sales force serves over 700 North American customers, and its products are sold via distributors outside the United States. Their products are offered under various brand names including, ELVIS®, R-Mix™, Mixed Fresh Cells™, FreshCells™, ReadyCells™ and Thyretain™. The Company paid approximately $131.1 million in cash to acquire DHI. The Company paid for the acquisition of DHI using cash and cash equivalents on hand and borrowing $75.0 million on its line of credit.
NOTE 2. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
     The aggregate consideration to DHI shareholders as of December 31, 2009 was $131.1 million.
     The allocation of the purchase price as of December 31, 2009 was as follows:

(in thousands)

Current assets	$28,132
Property, plant and equipment	7,753
Other non-current assets	155
In-process research and development	2,110
Intangible assets	53,410
Current liabilities (excluding current portion of note payable)	(5,481)
Note payable to state agency	(1,915)
Other non-current liabilities	(17,414)
Goodwill	64,352

Net assets acquired	$131,102

The following adjustments have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet:
a.	To adjust cash and cash equivalents and record long-term debt for the payment of the purchase price. In addition, to adjust cash and cash equivalents to record transaction expenses incurred by DHI of approximately $7.9 million. Cash resources are shown in the following table:

(in thousands)

Paid with cash and cash equivalents	$56,102
Paid with borrowing under line of credit	75,000

Total	$131,102

The borrowing under the line of credit has been recorded as long-term debt. The current borrowing rate under the credit facility provides for a weighted average interest rate of 1.84%. The credit facility has a maturity date of October 8, 2013.

b.	The following sets forth preliminary results of the amounts assigned to the identifiable intangible assets acquired:

		Elimination
		of
		Historical
		DHI
		intangible	Pro Forma	Amortization
(in thousands)	Fair Value	assets	Adjustment	Period

Customer relationships	$5,450	$233	$5,217	8 years
Purchased technology	46,570	478	46,092	9-11 years
Patents and trademarks	1,390	930	460	15 years
Other licensed technology	—	2,068	(2,068)	N/A
In-process research and development	2,110	—	2,110	N/A

Total	$55,520	$3,709	$51,811

The amount of intangible assets is subject to change and may result in a change to the fair value assigned to the intangible assets acquired and the related amortization periods as the review and evaluation are finalized. Intangible assets (except for in-process research and development) are amortized on a straight-line basis over the amortization periods noted above for each type. Amortization expense is recorded in the Statement of Income line item “Amortization of intangible assets.”

The following table presents estimated annual amortization associated with the intangible assets acquired except for in-process research and development which is not amortized, but assessed at least annually for impairment, or more frequently when events or changes in circumstances indicate that the asset might be impaired:

Estimated
Annual
(in thousands)	Amortization

Customer relationships	$681
Purchased technology	5,094
Patents and trademarks	93

Total	$5,868

c.	To adjust goodwill to represent the purchase price remaining after allocating the purchase price to the fair value of tangible and intangible assets acquired less liabilities assumed. As evaluations and reviews of assets acquired and liabilities assumed are finalized, preliminary goodwill of $64.4 million may change.

d.	To eliminate redeemable preferred shares, common shares and additional paid-in-capital of DHI in connection with the acquisition.

e.	To reflect a deferred tax liability generated as a result of acquired identified intangible assets with a zero tax basis for financial statement purposes.

f.	To reflect the adjustment of inventory to estimated fair market value. Because this adjustment is directly attributable to the acquisition and will not have an on-going impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statement of income. However, this adjustment will impact cost of sales subsequent to the acquisition date.

g.	To record the payment using cash and cash equivalents to repay amount outstanding under DHI’s pre-existing note payable to a financial institution.

h.	To record the adjustment of historical DHI property, plant and equipment to estimated fair market value.

i.	To reflect the adjustment of income taxes receivable and deferred tax assets to estimated fair market value.

j.	To reflect the reclassification of DHI’s income tax receivable to offset against the combined company’s income tax payable.
NOTE 3. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
     The following adjustments have been reflected in the Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 2009:
a.	To reverse existing amortization of intangible assets recorded by DHI and to record estimated amortization of intangible assets acquired as described in Note 2b.

b.	To reflect a reduction of interest income due to the reduction in the cash and cash equivalents balance as a result of cash used to consummate the DHI acquisition as described in Note 2a. The average interest rate used to determine the reduction in interest income was 0.50%.

c.	To increase interest expense as a result of the borrowing on the Company’s line of credit in connection with the DHI acquisition as described in Note 2a. The interest rate used to determine the increase in interest expense was 1.84%.

d.	To reverse interest expense recorded on DHI’s note payable to a financial institution, which was paid in full at the close of the acquisition.

e.	To record the tax effect of unaudited pro forma combined condensed statement of income adjustments based on the estimated tax rate for the combined company.